                      TOTAL ENTERTAINMENT RESTAURANT CORP.
                            9300 EAST CENTRAL AVENUE
                                   SUITE 100
                              WICHITA, KANSAS 67206

                                   ----------

       NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 17, 2002

                                   ----------

To the Stockholders:

     NOTICE IS HEREBY GIVEN that the 2002 Annual Meeting of Stockholders (the "Meeting") of TOTAL ENTERTAINMENT RESTAURANT CORP., a Delaware corporation (the "Company"), will be held at Fox and Hound English Pub & Grille, 604 Main St., Fort Worth, TX 76102, on May 17, 2002 at 11:00 a.m. local time, for the following purposes:

     1. To elect three (3) members of the Board of Directors to serve until the 2005 Annual Meeting of Stockholders and until their successors have been duly elected and qualified;

     2. To ratify the appointment of KPMG LLP as the Company's independent auditors for the fiscal year ending December 31, 2002;

     3. To amend the Company's 1997 Directors Stock Option Plan (the "Directors Plan") to approve an increase in the number of authorized shares reserved for issuance pursuant to the Plan, from 150,000 shares of Common Stock to 400,000 shares of Common Stock; and

     4. To transact such other business as may properly be brought before the Meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on April 4, 2002 as the record date for the Meeting. Only stockholders of record on the stock transfer books of the Company at the close of business on that date are entitled to notice of, and to vote at, the Meeting.


                                         By Order of the Board of Directors

                                         /s/ JAMES K. ZIELKE
                                         ----------------------------------
                                         JAMES K. ZIELKE
                                         SECRETARY

Dated: April 12, 2002.


WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, YOU ARE URGED TO FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE THAT IS PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                      TOTAL ENTERTAINMENT RESTAURANT CORP.
                            9300 EAST CENTRAL AVENUE
                                    SUITE 100
                              WICHITA, KANSAS 67206

                                   ----------

                                 PROXY STATEMENT
                                       FOR
                       2002 ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 17, 2002

                                   ----------

                                  INTRODUCTION

     This Proxy Statement is being furnished to stockholders by the Board of Directors of Total Entertainment Restaurant Corp., a Delaware corporation (the "Company"), in connection with the solicitation of the accompanying Proxy for use at the 2002 Annual Meeting of Stockholders of the Company (the "Meeting") to be held at Fox and Hound English Pub & Grille, 604 Main St., Fort Worth, TX 76102, on May 17, 2002 at 11:00 a.m. local time, or at any adjournments thereof.

     The principal executive offices of the Company are located 9300 East Central Avenue, Suite 100, Wichita, Kansas 67206. The approximate date on which this Proxy Statement and the accompanying Proxy will first be sent or given to stockholders is April 12, 2002.

                        RECORD DATE AND VOTING SECURITIES

     Only stockholders of record at the close of business on April 4, 2002, the record date (the "Record Date") for the Meeting, will be entitled to notice of, and to vote at, the Meeting and any adjournments thereof. As of the close of business on the Record Date, there were outstanding 8,664,193 shares of the Company's common stock, $.01 par value (the "Common Stock"). Each outstanding share of Common Stock is entitled to one vote. There was no other class of voting securities of the Company outstanding on the Record Date. A majority of the outstanding shares of Common Stock present in person or by proxy is required for a quorum.

                        ATTENDANCE AT THE ANNUAL MEETING

     For admission to the Annual Meeting, stockholders who own shares of Common Stock in their own names should come to the stockholders check-in table, where their ownership will be verified. Those who have beneficial ownership of Common Stock that is held of record by a bank or broker (often referred to as "holding in street name") should also come to the stockholders check-in table; they must bring account statements or letters from their banks or brokers indicating that they owned the Company's Common Stock as of the Record Date.

                                VOTING OF PROXIES

     Shares of Common Stock represented by Proxies, which are properly executed, duly returned and not revoked, will be voted in accordance with the instructions contained therein. If no specification is indicated on the Proxy, the shares of Common Stock represented thereby will be voted (i) for the election as Directors of the persons who have been nominated by the Board of Directors, (ii) for the ratification of the appointment of KPMG LLP as the Company's independent auditors for the fiscal year ending December 31, 2002, (iii) for the amendment of the Company's 1997 Directors Stock Option Plan (the "Directors Plan") to approve an increase in the number of authorized shares reserved for issuance pursuant to the Plan, from 150,000 shares of Common Stock to 400,000 shares of Common Stock and (iv) for any other matter that may properly be brought before the Meeting in accordance with the judgment of the person or persons voting the Proxy. The execution of a Proxy will in no way affect a stockholder's right to attend the Meeting and vote in person. Any Proxy executed and returned by a stockholder may be revoked at any time thereafter if written notice of revocation is given to the Secretary of the

Company prior to the vote to be taken at the Meeting, or by execution of a subsequent proxy which is presented to the Meeting, or if the stockholder attends the Meeting and votes by ballot, except as to any matter or matters upon which a vote shall have been cast pursuant to the authority conferred by such Proxy prior to such revocation. For purposes of determining the presence of a quorum for transacting business at the Meeting, abstentions and broker "non-votes" (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares on a particular matter with respect to which the brokers or nominees do not have discretionary power) will be treated as shares that are present but which have not been voted.

     The cost of solicitation of the Proxies being solicited on behalf of the Board of Directors will be borne by the Company. In addition to the use of the mails, proxy solicitation may be made by telephone, telegraph and personal interview by officers, directors and employees of the Company. The Company will, upon request, reimburse brokerage houses and persons holding Common Stock in the names of their nominees for their reasonable expenses in sending soliciting material to their principals.

                               SECURITY OWNERSHIP

     The following table sets forth information concerning ownership of the Company's Common Stock, as of April 4, 2002, by each person known by the Company to be the beneficial owner of more than five percent of the Common Stock, each director, nominee for director, each executive officer as defined in Item 402(a)(3) of Regulation S-K ("Item 402(a)(3)") and by all directors and executive officers of the Company as a group. Unless otherwise indicated, the address for five percent stockholders, directors and executive officers of the Company is 9300 East Central Avenue, Suite 100, Wichita, Kansas 67206.

                      NAME AND ADDRESS                                     SHARES                  PERCENTAGE
                     OF BENEFICIAL OWNER                              BENEFICIALLY OWNED            OF CLASS
                     -------------------                              ------------------           ----------
Dennis L. Thompson (1). . . . . . . . . . . . . . . . . . . . . . . .      792,445                     9.1
Stephen P. Hartnett(2). . . . . . . . . . . . . . . . . . . . . . . .      433,840                     5.0
Steven M. Johnson (3) . . . . . . . . . . . . . . . . . . . . . . . .      196,350                     2.3
Gary M. Judd (4). . . . . . . . . . . . . . . . . . . . . . . . . . .      240,000                     2.8
James K. Zielke (5) . . . . . . . . . . . . . . . . . . . . . . . . .      127,250                     1.5
Thomas A. Hager (6) . . . . . . . . . . . . . . . . . . . . . . . . .      777,250                     9.0
C. Wells Hall, III (7). . . . . . . . . . . . . . . . . . . . . . . .       83,600                     *
E. Gene Street (8). . . . . . . . . . . . . . . . . . . . . . . . . .       19,500                     *
John D. Harkey, Jr. (9) . . . . . . . . . . . . . . . . . . . . . . .       31,300                     *
Kenneth C. Syvarth (10) . . . . . . . . . . . . . . . . . . . . . . .       23,850                     *

Jamie B. Coulter (11) . . . . . . . . . . . . . . . . . . . . . . . .    2,136,667                     24.7
  2808 McKinnney, Apt. 636
  Dallas, Texas 75204

Organized Capital II, Ltd. (2)  . . . . . . . . . . . . . . . . . . .      526,800                      6.1
  4504 Winewood Court
  Colleyville, Texas 76034

Cracken, Harkey, Street & Co., L.L.C. (8,9) . . . . . . . . . . . . .       37,500                     *
   12200 Stemmons Freeway, Suite 100
   Dallas, Texas 75234

All directors and executive officers as a group (10 persons) (12) . .    2,725,385                     31.5

----------
*    Less than 1%

(1) Includes (a) presently exercisable options to purchase 13,000 shares of Common Stock, (b) 267,795 shares held by Mr. Thompson's wife, Sharon K. Thompson, of which Mr. Thompson disclaims beneficial ownership, and (c) 55,000 shares held by the Thompson Family Limited Partnership, of which Mr. Thompson is the general partner. Mr. Thompson disclaims beneficial ownership of these shares except to the extent of his equity interest therein. Excludes 40,000 shares held by Mr. Thompson's adult children to which Mr. Thompson disclaims beneficial ownership.

(2) Includes presently exercisable options to purchase 13,000 shares of Common Stock. Excludes 526,800 shares held by Organized Capital II, Ltd. Mr. Hartnett is a trading advisor to this entity and is the sole stockholder of its corporate general partner. Mr. Hartnett holds 3.7137% and Mr. Hartnett's wife, Sandra Hartnett, holds 25.5792% of the partnership interests of such company.

(3) Includes (a) presently exercisable options to purchase 40,000 shares of Common Stock and (b) 5,250 shares held by Mr. Johnson as custodian for the benefit of his three minor children.

(4) Includes presently exercisable options to purchase 100,000 shares of Common Stock.

(5) Includes presently exercisable options to purchase 70,000 shares of Common Stock and includes 46,000 shares held by Mr. Zielke's wife, Patti J. Zielke, of which Mr. Zielke disclaims any beneficial ownership.

(6) Includes (a) presently exercisable options to purchase 16,000 shares of Common Stock, (b) 72,000 shares held by Mr. Hager as custodian for the benefit of his two children and (c) 326,600 shares of Common Stock held by Mr. Hager's wife, of which Mr. Hager disclaims beneficial ownership.

(7) Includes presently exercisable options to purchase 13,000 shares of Common Stock.

(8) Includes presently exercisable options to purchase 13,000 shares of Common Stock. Excludes 37,500 shares held by Cracken, Harkey, Street & Co., L.L.C. of which Mr. Street is a trading advisor and owns a 33.33% interest in the units of such company.

(9) Includes presently exercisable options to purchase 13,000 shares of Common Stock. Excludes 37,500 shares held by Cracken, Harkey, Street & Co., L.L.C. of which Mr. Harkey is a trading advisor and owns a 33.33% interest in the units of such company.

(10) Includes presently exercisable options to purchase 3,750 shares of Common Stock.

(11) Includes presently exercisable options to purchase 166,667 shares of Common Stock.

(12) Includes the shares deemed to be beneficially owned by the directors and executive officers of the Company (see footnotes (1) through (9) to this table).

                       PROPOSAL I - ELECTION OF DIRECTORS

     Article Fifth, Paragraph A of the Certificate of Incorporation of the Company, and Article Two, Section 2.2 of its By-Laws provide for the organization of the Board of Directors into three classes. The number of Directors is established by the By-Laws pursuant to Board authorization. Currently, the By-Laws, as amended, provide for nine (9) Directors. All nominees for Director are currently directors of the Company. Steven M. Johnson, Gary M. Judd, and John D. Harkey, Jr. were all appointed to the Board of Directors in 1999. All Directors are chosen for a full three-year term to succeed those whose terms expire. It is therefore proposed that three (3) Directors be elected to serve until the Annual Meeting of Stockholders to be held in 2005 and until their successors are elected and shall have qualified.

     Unless otherwise specified, all Proxies received will be voted in favor of the election of Steven M. Johnson, Gary M. Judd, and John D. Harkey, Jr., the three (3) nominees. Directors shall be elected by a plurality of the votes cast, in person or by proxy, at the Meeting. Abstentions from voting and broker non-votes on the election of Directors will have no effect since they will not represent votes cast at the Meeting for the purpose of electing Directors. The terms of the nominees expire at the Meeting and when their successors are duly elected and shall have qualified. Management has no reason to believe that any of the nominees will be unable or unwilling to serve as a Director, if elected. Should any of the nominees not remain a candidate for election at the date of the Meeting, the Proxies will be voted in favor of those nominees who remain candidates and may be voted for substitute nominees selected by the Board of Directors.

The following table sets forth the ages and terms of office of the Directors of the Company:

                                                                                           TERM OF OFFICE
                        NAME                                                AGE         AS DIRECTOR EXPIRES
                       ------                                              -----       ---------------------
Dennis L. Thompson  . . . . . . . . . . . . . . . . . . . .                  58                 2004
Stephen P. Hartnett . . . . . . . . . . . . . . . . . . . .                  53                 2004
Steven M. Johnson . . . . . . . . . . . . . . . . . . . . .                  42                 2002
Gary M. Judd  . . . . . . . . . . . . . . . . . . . . . . .                  42                 2002
James K. Zielke . . . . . . . . . . . . . . . . . . . . . .                  37                 2003
Thomas A. Hager . . . . . . . . . . . . . . . . . . . . . .                  53                 2004
C. Wells Hall, III  . . . . . . . . . . . . . . . . . . . .                  57                 2003
E. Gene Street  . . . . . . . . . . . . . . . . . . . . . .                  61                 2003
John D. Harkey, Jr  . . . . . . . . . . . . . . . . . . . .                  41                 2002

     DENNIS L. THOMPSON has served as Co-Chairman of the Board since January 1999 and has been a Director of the Company since February 1997 and from 1989 to 1997 was an investor with Bailey Sports Grille, Inc., of which he was co-founder. Mr. Thompson served as senior vice president of real estate of Lone Star Steakhouse & Saloon, Inc. from 1992 to 1997 and as a director from 1992 to 1998. Mr. Thompson, co-founder of Lone Star Steakhouse & Saloon, was also an executive officer and a director of various subsidiaries of Lone Star Steakhouse & Saloon from 1989 to 1997. From 1985 to August 1995, he was an executive officer, director and stockholder of Creative Culinary Concepts, Inc., a company that owned and operated Lone Star Steakhouse and Saloon restaurants and certain other restaurants.

     STEPHEN P. HARTNETT has served as Co-Chairman of the Board and as a Director since January 1999. Mr. Hartnett was the founder of the Fox and Hound English Pub & Grille in 1994 and served in various executive capacities until the sale of 75% of its ownership interests to a subsidiary of the Company in December 1996. Mr. Hartnett has also served as vice chairman of Consolidated Restaurant Companies, Inc. and as a principal in Cracken, Harkey, Street & Hartnett, LLC, since September 1998, and as chairman, president and chief executive officer of Energy Alchemy, Inc. and The Hartnett Group, Ltd., and majority shareholder of Summers Investments, Inc. since 1982.

     STEVEN M. JOHNSON has served as Chief Executive Officer since January 1999 and as a Director since October 1998. From March 1992 until December 1998, Mr. Johnson was chief operating officer for Coulter Enterprises, Inc., a Pizza Hut franchisee, with primary responsibility for the operations of 100 Pizza Hut restaurants. From May 1985 until June 1991, Mr. Johnson was controller for Fugate Enterprises, Inc., a Pizza Hut, Taco Bell and Blockbuster Video franchisee. Prior to his employement at Fugate Enterprises, Inc., Mr. Johnson was employed by Ernst & Young LLP. Mr. Johnson is also a C.P.A.

     GARY M. JUDD has served as President and Director since June 1997 and served as Chief Executive Officer and Chief Operating Officer from June 1997 until January 1999. Mr. Judd served as vice president of special projects with Coulter Enterprises, Inc. from October 1993 to May 1997. From March 1989 to September 1993, Mr. Judd was employed by Western Sizzlin, Inc. in various capacities, most recently as director of franchise operations. From March 1984 to February 1989, Mr. Judd served as a director of operations with Coulter Enterprises, Inc.

     JAMES K. ZIELKE has served as Chief Financial Officer and Secretary since April 1997 and as a Director since January 1999. From January 1997 until April 1997, Mr. Zielke was the senior director-tax for PepsiCo Restaurant Services Group, Inc. Mr. Zielke was employed by Pizza Hut, Inc. from March 1993 until January 1997, most recently as director-tax from March 1995 until January 1997. Prior to his employment by Pizza Hut, Inc., Mr. Zielke was employed by Ernst & Young LLP from June 1986 until March 1993. Mr. Zielke is also a C.P.A.

     THOMAS A. HAGER has been a Director of the Company since July 1997. Mr. Hager was a co-founder of Bailey's Sports Grille, Inc. and served as its president from inception in November 1989 until February 1997. Prior to founding Bailey's Sports Grille, Inc., Mr. Hager owned and operated a restaurant in Charlotte, North Carolina. Mr. Hager is also the founder of Thomas Advertising, Inc., a national billboard advertising agency where he has served as president since its inception in 1983.

     C. WELLS HALL, III has been a Director of the Company since January 1999. Since June 2000 Mr. Hall has been a corporate tax partner with the law firm of Mayer, Brown & Platt. From October 1984 to June 2000 Mr. Hall was a corporate tax partner with Moore & Van Allen.

     E. GENE STREET has been a Director of the Company since January 1999. Since 1998, Mr. Street has served as vice chairman, president and chief executive officer of Consolidated Restaurant Companies, Inc., and as a principal in Cracken, Harkey, Street & Hartnett, LLC. Mr. Street was the founder of Black Eyed Pea and served as president and chief executive officer of Prufrock Restaurants, Inc., the company which owned and operated Black Eyed Pea restaurants. Mr. Street was also the founder of Good Eats restaurants and served as chairman and chief executive officer of Good Eats Holding Company, Inc. from 1986 until its sale to Consolidated Restaurant Companies, Inc. in 1998.

     JOHN D. HARKEY, JR. has been a Director of the Company since January 1999. Since 1998, Mr. Harkey has served as chairman of Consolidated Restaurant Companies, Inc. and has been a principal in Cracken, Harkey, Street & Hartnett since 1997. Since 1992, Mr. Harkey has also been a partner with the law firm Cracken & Harkey, LLP. Mr. Harkey was founder and managing director of Capstone Capital Corporation and Capstone Partners, Inc. from 1989 until 1992.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES.

DIRECTORS AND COMMITTEE MEETINGS

     For the fiscal year ended December 25, 2001, there were seven meetings of the Board of Directors. From time to time, the members of the Board of Directors act by unanimous written consent pursuant to the laws of the State of Delaware. The Board of Directors does not have a standing nominating committee.

     The Board of Directors has created an Audit Committee, a Compensation Committee and a Stock Option Committee. The Audit Committee is composed soley of independent Directors and is charged with reviewing the Company's annual audit and meeting with the Company's independent auditors to review the Company's internal controls and financial management practices. The Compensation Committee, which is also composed soley of independent Directors, recommends to the Board of Directors compensation for the Company's key employees. The Stock Option Committee also consists soley of independent Directors and administers the Company's 1997 Incentive and Non-Qualified Stock Option Plan (the "Plan") and awards stock options thereunder. The members of the Audit Committee are Messrs. Thompson, Hager and Hall. The members of the Compensation Committee are Messrs. Thompson, Hartnett and Hall. The members of the Stock Option Committee are Messrs. Thompson, Hartnett and Hager. During 2001, there was one meeting of the Audit Committee, one meeting of the Compensation Committee, and one meeting of the Stock Option Committee.

OTHER EXECUTIVE OFFICERS

     KENNETH C. SYVARTH, 41, has served as Vice President of Operations of the Company since July 2000. Prior to joining the Company, Mr. Syvarth was Managing Operating Partner for Restaurant Management Company, a Pizza Hut franchisee, from October 1998 to May 2000. Prior to his employment with Restaurant Management Company, Mr. Syvarth was employed as Regional Manager for Lone Star Steakhouse & Saloon, Inc. from June 1997 to October 1998. From September 1986 to June 1997, Mr. Syvarth was employed by Coulter Enterprises, Inc., a Pizza Hut franchisee, in various capacities, most recently as Vice President of Operations.

                             AUDIT COMMITTEE REPORT

     The Audit Committee (the "Committee") is composed of three directors, all of whom are independent under the rules of the NASDAQ. The Committee operates under a written charter adopted by the Board of Directors. The Committee's responsibilities include oversight of the Company's independent auditors as well as oversight of management's conduct in the Company's financial reporting process. The Committee also recommends to the Board of Directors, subject to shareholder ratification, the selection of the Company's independent auditors. Management is responsible for the Company's internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report thereon.

     For fiscal 2001, the Committee met and held discussions with management and the independent auditors one time. Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

     The Company's independent auditors also provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent auditors that firm's independence.

     Based on the Committee's discussion with management and the independent auditors and the Committee's review of the representation of management and the report of the independent auditors to the Committee, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended December 25, 2001 filed with the Securities and Exchange Commission.


                                           The Audit Committee
                                           Dennis L. Thompson, Chairperson
                                           C. Wells Hall, III
                                           Thomas A. Hager


                            INDEPENDENT AUDITOR FEES

     The following table sets forth the aggregate fees billed to the Company for the fiscal year ended December 25, 2001 by the Company's independent auditors, KPMG LLP:

        Audit Fees                                           $ 73, 000 (a)
        Financial Information Systems Design And
        Implementation Fees                                  $       0
        All Other Fees                                       $   3,520

------
(a) Includes fees for the audit of the annual consolidated financial statements and quarterly reviews.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires directors and executive officers of the Company to file reports with the Securities and Exchange Commission indicating their holdings of and transactions in the Company's equity securities. To the Company's knowledge, based solely upon a review of the copies of such reports furnished to the Company and written representations that no other reports were required, the directors and executive officers of the Company complied with all filing requirements during the fiscal year ended December 25, 2001.

                                       EXECUTIVE COMPENSATION

     The following table sets forth all compensation awarded to, earned by or paid to all executive officers (the "Named Executive Officers") with respect to the fiscal year ended December 25, 2001.

                                   SUMMARY COMPENSATION TABLE

                                          ANNUAL COMPENSATION                   LONG TERM COMPENSATION
                                   -------------------------------    --------------------------------------------
                                                                                     NUMBER OF
                                                                                     SECURITIES
                                                                      OTHER ANNUAL   UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION        YEAR       SALARY     BONUS($)     COMPENSATION   OPTIONS(#)   COMPENSATION (1)
---------------------------        ----      --------   ----------    ------------   -----------  ----------------
Steven M. Johnson  . . . . . . .   2001      $226,923     $10,000          --           80,000           --
Chief Executive Officer            2000      $191,923     $20,000          --               --           --
                                   1999      $165,000          --          --           30,000           --
Gary M. Judd . . . . . . . . . .   2001      $180,385     $10,000          --           50,000           --
President                          2000      $161,538     $15,000          --               --           --
                                   1999      $150,000          --          --           20,000           --
James K. Zielke. . . . . . . . .   2001      $214,231     $10,000          --           70,000           --
Chief Financial Officer,           2000      $184,615     $20,000          --               --           --
Secretary and Treasurer            1999      $150,000          --          --           30,000           --

Kenneth C. Syvarth . . . . . . .   2001      $132,000     $15,000          --               --           --
Vice President Operations          2000      $ 79,327     $ 7,500          --           15,000           --
                                   1999            --          --          --               --           --

----------
(1) Perquisites and other personal benefits, securities or property received by each executive officer did not exceed the lesser of $50,000 or 10% of such executive officer's annual salary and bonus.

                        OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information regarding stock option grants made to the Named Executive Officers under the Plan for services performed during the fiscal year ended December 25, 2001.

                                                                                         POTENTIAL REALIZABLE
                                                                                           VALUE AT ASSUMED
                                                                                         RATES OF STOCK PRICE
                                                                                             APPRECIATION
                                                                                            FOR OPTION TERM
                                             INDIVIDUAL GRANTS                                   (1)(2)
                          -----------------------------------------------------------   -----------------------
                              NUMBER         % OF TOTAL
                          OF SECURITIES        OPTIONS        EXERCISE
                            UNDERLYING       GRANTED TO        OR BASE
                           OPTIONS (#OF     EMPLOYEES IN       PRICE       EXPIRATION
NAME                          SHARES)        FISCAL YEAR       ($/SH)         DATE          5%           10%
----                      -------------     ------------      --------     ----------   ---------     ---------
Steven M. Johnson. . . . .    80,000            34.8%           $2.88       7/24/2011    144,897       367,198

Gary M. Judd . . . . . . .    50,000            21.7%           $2.88       7/24/2011     90,561       229,499

James K. Zielke. . . . . .    70,000            30.4%           $2.88       7/24/2011    126,785       321,298

Kenneth C. Syvarth . . . .       0                --               --           --          --            --

-------------
(1) The options indicated vest ratably over a three-year period that commences July 24, 2001.
(2) The potential realizable portion of the foregoing table illustrates value that might be realized upon exercise of options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Company's Common Stock over the term of the options. These numbers do not take into account provisions of certain options providing for termination of the option following termination of employment, nontransferability or differences in vesting periods. Regardless of the theoretical value of an option, its ultimate value will depend on the market value of the Common Stock at a future date, and that value will depend on a variety of factors, including the overall condition of the stock market and the Company's results of operations and financial condition. There can be no assurance that the values reflected in this table will be achieved.

OPTION EXERCISE TABLE

     No options were exercised by the Named Executive Officers during the fiscal year ended December 25, 2001. The following table sets forth certain information concerning unexercised options held as of December 25, 2001 by the executive officers under the Plan.

                  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND11
                          FISCAL YEAR-END OPTION VALUES

                                                         NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                        UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS AT
                                                     OPTIONS AT DECEMBER 25, 2001     DECEMBER 25, 2001 ($) (1)
NAME                                                 EXERCISABLE   UNEXERCISABLE     EXERCISABLE   UNEXERCISABLE
----                                                 -----------   -------------     -----------   -------------
Steven M. Johnson  . . . . . . . . . . . . . . .        30,000        90,000               --         $13,600
Gary M. Judd . . . . . . . . . . . . . . . . . .        93,333        76,667               --         $ 8,500
James K. Zielke. . . . . . . . . . . . . . . . .        60,000        90,000               --         $11,900
Kenneth C. Syvarth . . . . . . . . . . . . . . .         3,750        11,250          $ 3,469         $10,406

-------------
(1) Such amounts are based on the closing price of a share of Common Stock ($3.05) as reported by the Nasdaq National Market ("Nasdaq") on December 25, 2001.

DIRECTORS COMPENSATION

     Directors who are not employees of the Company ("Eligible Directors") receive an annual fee of $5,000 and a fee of $1,000 for each Board of Directors meeting attended, a fee of $500 for each Board of Director meeting held via conference call, and a fee of $250 for each conference call to approve earnings release and are reimbursed for their expenses. Employees who are Directors are not entitled to any compensation for their service as a Director. Eligible Directors are also entitled to receive grants of options under the Company's 1997 Directors Stock Option Plan (the "Directors Plan"). Each Eligible Director will receive a grant of an option to purchase 10,000 shares of Common Stock upon election to the Board of Directors, and will be granted another option to purchase 5,000 shares of Common Stock semi-annually thereafter so long as he remains an Eligible Director. The exercise price for such shares is equal to the closing sale price of the Common Stock as reported on the Nasdaq on the date of grant. As of the record date, options to purchase 148,000 shares of Common Stock are outstanding under the Directors Plan at an exercise prices ranging from $1.625 per share to $9.00 per share.

EMPLOYMENT AGREEMENTS

     The Company has entered into separate employment agreements, with each of Messrs. Judd and Zielke, dated as of June 11, 1997 and April 7, 1997, respectively, providing for the employment of such individuals as President and Chief Financial Officer, respectively. The agreements were amended as of March 22, 2000. Each employment agreement provides that the officer shall devote substantially all of his professional time to the business of the Company. As amended, the agreements provide for annual base salaries of $220,000 for Mr. Zielke and $185,000 for Mr. Judd and, subject to increases as determined by the Board of Directors. Each agreement terminates in April 2003 with an option by the Company to extend the term for an additional one-year period and contains non-competition and non-solicitation provisions. Messrs. Thompson and Hager have also entered into non-competition, confidentiality and non-solicitation agreements with the Company.

JOINT REPORT BY THE COMPENSATION COMMITTEE AND THE STOCK OPTION COMMITTEE ON EXECUTIVE COMPENSATION

GENERAL

     The Compensation Committee determines the cash and other incentive compensation (with the exception of stock options which are granted by the Stock Option Committee), if any, to be paid to the Company's executive officers and key employees. Messrs. Thompson, Hartnett and Hall, independent Directors of the Company, serve as members of the Compensation Committee and Messrs. Thompson, Hartnett and Hager, non-employee directors of the Company, serve as members of the Stock Option Committee and are "non-employee directors" (within the meaning of Rule 16b-3 under the Act). During fiscal 2001, there was one meeting of the Compensation Committee, and one meeting of the Stock Option Committee.

COMPENSATION PHILOSOPHY

     The Compensation Committee's executive compensation philosophy is to base management's pay, in part, on the achievement of the Company's annual and long-term performance goals, to provide competitive levels of compensation, to recognize individual initiative, achievement and length of service to the Company, and to assist the Company in attracting and retaining qualified management. It is the philosophy of the Compensation Committee in tandem with the Stock Option Committee to provide officers with the opportunity to realize potentially significant financial gains through the grants of stock options. The Compensation Committee also believes that the potential for equity ownership by management is beneficial in aligning management's and stockholders' interest in the enhancement of stockholder value. However, the decision to ultimately grant stock options is based primarily on the criteria set forth under "Stock Option Plan" below.

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), prohibits a publicly held corporation, such as the Company, from claiming a deduction on its federal income tax return for compensation in excess of $1 million paid for a given fiscal year to the chief executive officer (or person acting in that capacity) at the close of the corporation's fiscal year and the four most highly compensated officers of the corporation, other than the chief executive officer, at the end of the corporation's fiscal year. The $1 million compensation deduction limitation does not apply to "performance-based compensation." The Company believes that any compensation received by executive officers in connection with the exercise of options granted under the Plan qualifies as "performance-based compensation." Accordingly, the Company has not established a policy with respect to Section 162(m) of the Code because the Company has not and does not currently anticipate paying compensation in excess of $1 million per annum to any employee.

SALARIES

     Base salaries for the Company's executive officers are determined initially by evaluating the responsibilities of the position held and the experience of the individual, food service and management experience, and by reference to the competitive marketplace for management talent, including a comparison of base salaries for comparable positions at comparable companies within the Company's industry, which includes companies which comprise the Company's Peer Group, as defined herein. Such companies are comparable in that they are fast-growth companies in the casual dining segment of the restaurant industry. The Company believes salaries for its officers are average as compared to the companies reviewed. Annual salary adjustments are determined in descending level of importance by (i) evaluating the financial results achieved by the Company, which includes revenues, earnings, unit growth and profit margins of the Company, (ii) the performance of the executive particularly with respect to the ability to manage growth and profitability of the Company, (iii) the length of the executive's service to the Company and (iv) any increased responsibilities assumed by the executive. There are no restrictions on salary adjustments of the Company. The Company has employment agreements with Messrs. Judd and Zielke which set the base salaries for such individuals. These base salaries are based on and are reviewed annually in accordance with the factors described in this paragraph and the terms of the employment agreements. See "Summary Compensation Table -- Employment Agreements."

ANNUAL BONUSES

     The Company does not currently have a formal bonus plan for its executives. However, bonuses were paid to executives for the 2001 fiscal year as set forth on the Summary Compensation Table. The Company may in the future adopt an executive bonus plan. As indicated under "Stock Option Plan" below, the Company has granted options to the Named Executive Officers in part to reward their performance.

     It is the philosophy of the Stock Option Committee to tie a significant portion of an executives' total opportunity for financial gain to increases in stockholder value, thereby aligning the long-term interests of the stockholders with the executives and to retain such key employees. All salaried employees, including executives and part-time employees, of the Company and its subsidiaries, are eligible for grants of stock options pursuant to the Plan.

CHIEF EXECUTIVE OFFICER

     In setting fiscal 2001 salary and stock option award levels for Mr. Johnson, the Compensation Committee and the Stock Option Committee focused upon the policies described above. Based on a review of comparable companies, Mr. Johnson's salary was set at $235,000. A bonus was paid to him for fiscal year 2001.

STOCK OPTION PLAN

     Pursuant to the Plan, both incentive and non-qualified options may be granted to key employees of the Company, or with respect to incentive options, to any employees of, any subsidiary in which the Company owns more than 50% of the total combined voting power of all classes of stock, including part-time employees. As of the Record Date, options to purchase 1,095,345 shares of the Company's Common Stock were outstanding under the Plan and 504,655 shares remained available for the grant of options under the Plan. Approximately 3,000 employees are currently eligible to participate under the Plan since the Plan allows grants to full-time and part-time employees of the Company and its subsidiaries.

     The Plan is administered by the Stock Option Committee, consisting of not less than three members of the Board of Directors of the Company who are not eligible to participate in the Plan. The members of the Stock Option Committee are appointed by the Board of Directors and serve at the pleasure of the Board of Directors. The Stock Option Committee selects the key employees who will be granted options under the Plan and, subject to the provisions of the Plan, determines the terms and conditions and number of shares of Common Stock subject to each option. The Stock Option Committee also makes any other determinations necessary or advisable for the administration of the Plan. Determinations by the Stock Option Committee are final and conclusive. Grants of options and other decisions of the Stock Option Committee are not required to be made on a uniform basis. The Plan will terminate on July 17, 2007, but may be terminated by the Board of Directors at any time before that date.

     Upon the grant of an option to a key employee, the Stock Option Committee will fix the number of shares of Common Stock that the optionee may purchase upon exercise of the Option and the price at which the shares may be purchased. The option price for incentive stock options shall not be less than 100% of the "fair market value" of the shares of Common Stock at the time the option is granted; provided, however, that with respect to an incentive stock option in the case of an optionee, who, at the time such option is granted, owns more than 10% of the voting stock of the Company or its subsidiaries, the purchase price per share shall be at least 110% of the fair market value. The option price for non-qualified options shall not be less than 75% of the fair market value at the time the option is granted. To date, the Company has not granted an option to any individual at a purchase price below fair market value. "Fair market value" is deemed to be the closing sales price of Common Stock on such date as Nasdaq or, if the Common Stock is not listed on Nasdaq, in the principal market in which the Common Stock is traded.

              Compensation Committee:          Dennis L. Thompson Stephen
                                               P. Hartnett
                                               C. Wells Hall, III

              Stock Option Committee:          Dennis L. Thompson Stephen
                                               P. Hartnett
                                               Thomas A. Hager

COMPENSATION COMMITTEE INTERLOCKS

     The Compensation Committee consists of Messrs. Thompson, Hartnett and Hall. Only one Director, Stephen P. Hartnett, was a party to transactions with the Company which requires disclosure under Item 402(j) of Regulation S-K. See Certain Relationships And Related Transactions below.

COMMON STOCK PERFORMANCE

     The following graph compares the total return on the Company's Common Stock from the commencement of trading of the Company's Common Stock on July 18, 1997 to the total returns of the Standard & Poor's Mid-Cap 400 Index and the Standard & Poor's Restaurant Industry Index (the "Peer Group").

                           COMPARISON OF TOTAL RETURN
                    FROM JULY 18, 1997 TO DECEMBER 25, 2001
                                      AMONG
                      TOTAL ENTERTAINMENT RESTAURANT CORP.,
           THE STANDARD & POOR'S MID-CAP 400 INDEX AND THE PEER GROUP



                              [PERFORMANCE GRAPH]


                                                   BASE
                                                  PERIOD
       COMPANY/INDEX NAME                         7/18/97    12/30/97    12/29/98   12/28/99  12/26/00  12/25/01
       ------------------                         -------    --------    --------   --------  --------  --------
Total Entertainment Restaurant Corp. . . . . . .  $100.00      50.00       31.25      18.75     15.62     33.89
S&P Restaurant Index . . . . . . . . . . . . . .  $100.00      94.63      149.26     150.47    132.01    120.67
S&P Midcap 400 Index . . . . . . . . . . . . . .  $100.00     109.79      123.89     144.89    171.79    171.23

     Assumes $100 invested on July 18, 1997 in the Company's Common Stock, the Standard & Poor's Mid-Cap 400 Index and the Peer Group. The calculations in the table were made on a dividends reinvested basis.

     There can be no assurance that the Company's Common Stock performance will continue with the same or similar trends depicted in the above graph.

       PROPOSAL II -- RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has appointed KPMG LLP as the Company's independent auditors for the fiscal year ending December 31, 2002. Although the selection of independent auditors does not require ratification, the Board of Directors has directed that the appointment of KPMG LLP be submitted to stockholders for ratification due to the significance of their appointment to the Company. If stockholders do not ratify the appointment of KPMG LLP as the Company's independent auditors, the Board of Directors will consider the appointment of other certified public accountants. A representative of KPMG LLP is expected to be present at the Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions. The approval of the proposal to ratify the appointment of KPMG LLP requires the affirmative vote of a majority of the votes cast by all shareholders represented and entitled to vote thereon. Broker "non-votes" are not included in the tabulation of the voting results and therefore, do not have the effect of votes in opposition in such tabulations. An abstention from voting on a matter or a Proxy instructing that a vote be withheld has the same effect as a vote against a matter since it is one less vote for approval.

     The Company changed certifying accountants from Grant Thornton, LLP to KPMG LLP effective December 18, 2000. The following sets forth the information required by item 304 (a) of Regulation S-K: (i) On November 9, 2000, Grant Thornton, LLP was dismissed as the Company's principal accountant. (ii) Grant Thornton, LLP reports on the financial statements for the past fiscal year did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.
(iii) The decision to change accountants was approved by the Directors of the Company. (iv) During the Company's most recent fiscal year and subsequent interim periods, there were no disagreements with Grant Thornton, LLP on any matter of accounting principles or practices, financial statement disclosures or auditing scope or procedure. (v) During the Company's two most recent fiscal years and subsequent interim periods, there have occurred none of the "reportable events" listed in Item 304 (a) (1) (v) (A-D) of Regulation S-K. (b) The Company has requested and received from Grant Thornton, LLP the letter required by Item 304 (a) (3) of Regulation S-K (and filed the same as Exhibit
16.1 to the Company's report on Form 8-K filed on November 14, 2000), and states that Grant Thornton, LLP agrees with the statements made by the Company in this report in response to Item 304 (a) (1) of Regulation S-K.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2002.

            PROPOSAL III-- APPROVAL OF THE AMENDMENT TO THE COMPANY'S
                          DIRECTORS STOCK OPTION PLAN

GENERAL

     The Board has approved an amendment to the Directors Plan, whereby the number of shares reserved for issuance to the exercise of options granted under the Directors Plan will be increased from 150,000 shares of Common Stock to 400,000 shares of Common Stock. The Board further recommended that these items be submitted to the Company's stockholders at the Meeting for their ratification.

     The Directors Plan is designed to advance the interests of the Company by securing for the Company and its stockholders the benefits arising from stock ownership by its non-employee Directors. As of the Record Date, the closing sales price of the Company's Common Stock on Nasdaq was $7.65.

SUMMARY OF AMENDMENTS TO THE DIRECTORS PLAN

     The amendments to the Directors Plan, if approved by the stockholders, will increase from 150,000 to 400,000 the number of shares of Common Stock authorized for issuance upon exercise of options granted pursuant to the Directors Plan. The Board believes that the proposed amendments to the Directors Plan are necessary to continue the effectiveness of the Directors Plan in inducing persons who are not employed by the Company and who are of outstanding ability and potential to join and remain with the Company as Directors. If the amendments to the Directors Plan are approved, the first sentence of Article IV of the Directors Plan will read as follows:

     "Subject to adjustment in accordance with Article IX hereof, an aggregate of 400,000 Shares of Common Stock, $0.01 par value ("Stock"), of the Company shall be subject to the Plan."

SUMMARY OF PLAN

     The purpose of the Directors Plan is to provide directors of the Company with an incentive to achieve the long-term objectives of the Company, to attract and retain qualified non-employee directors and to provide them with an opportunity to acquire an equity interest in the Company.

     The Directors Plan provides for the granting of options ("Options" or "Nonqualified Stock Options") which are not intended to satisfy the requirements of Section 422 of the Code. An aggregate of 150,000 shares of Common Stock (subject to adjustment in the event of certain corporate events) have been reserved for issuance under the Directors Plan, which number of shares will be increased to 400,000 if the proposed amendment is approved.

     The Directors Plan is administered by the Board. Awards of Options under the Directors Plan are automatic.

     Each member of the Board who is not also an employee of the Company (each, for purposes of the Directors Plan, an "Eligible Director") is eligible to receive Options under the Directors Plan.

     All Options granted under the Directors Plan will be exercisable as to one-third of the shares of Common Stock one year after the grant date, an additional one-third two years after the grant date and the balance three years after the grant date. Options currently expire on the earlier of (i) three years from the date of grant or (ii) one year following the date on which the Eligible Director ceases to serve in such capacity for any reason.

     The exercise price for Options is the fair market value of the Common Stock on the date of grant. An Option granted Under the Directors Plan may be exercised by delivering to the Company payment of the full purchase price of such shares as provided for in the Directors Plan.

     As of April 4, 2002, six Directors were eligible to participate in the Directors Plan. As of April 4, 2002, Options to purchase 138,000 shares of Common Stock, at exercise prices ranging from $1.625 to $9.000 per share have been granted under the Directors Plan to the six Directors eligible to participate in the Directors Plan, of which options to purchase 138,000 shares of Common Stock are outstanding. In addition, options to purchase 10,000 shares of Common Stock issued to former Directors under the Directors Plan remain outstanding under the Directors Plan. There were no options exercised under the Directors Plan through the Record Date.

     The following table sets forth the total number of options granted under the Directors Plan during the 2000 and 2001 fiscal years and the dollar value of such Options as of the Record Date based on the closing trading price of the Common Stock on such date.


                               NEW PLAN BENEFITS - DIRECTORS PLAN
                                                                                NUMBER OF OPTIONS
                                                                                GRANTED IN FISCAL
NAME                                                       DOLLAR VALUE ($)      2000 AND 2001
----                                                       ----------------      -------------
Non-Executive Director Group. . . . . . . . . . . . .          $355,575              66,000

------------

REGISTRATION OF SHARES

     The Company has filed a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to 150,000 shares of Common Stock issuable pursuant to the Directors Plan. The Company intends to file an additional registration statement under the Securities Act with respect to the additional 250,000 shares of Common Stock issuable pursuant to the amendment subsequent to the amendment's approval by the Company's stockholders.

VOTE REQUIRED

     The approval of the amendment to the Plan requires the affirmative vote of a majority of the votes cast by all stockholders represented and entitled to vote thereon. Broker "non-votes" are not included in the tabulation of the voting results and therefore, do not have the effect of votes in opposition in such tabulations. An astention from voting on a matter or a Proxy instructing that a vote be withheld has the same effect as a vote against a matter since it is one less vote for approval.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ADOPTION OF THE PROPOSAL TO AMEND THE DIRECTORS PLAN.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RESTAURANT LEASES

     The Company leases two of its entertainment restaurant locations from limited partnerships contolled by Stephen P. Hartnett, a Co-Chairman of the Board of the Company. The annual rent and maintenance expense paid to the limited partnerships for the College Station, Texas location for the fiscal year ended December 25, 2001 was $69,119. The annual rent and maintenance expense paid to the limited partnerships for the Dallas (Midway), Texas location for the fiscal year ended December 25, 2001 was $254,051.

                              STOCKHOLDER PROPOSALS

     In order to be considered for inclusion in the proxy materials to be distributed in connection with the next Annual Meeting of Stockholders of the Company, stockholder proposals for such meeting must be submitted to the Company no later than December 13, 2002. Management of the Company is allowed to use its discretionary proxy voting authority in connection with any stockholder proposal received by the Company after March 2, 2003 intended for presentation from the floor at the next Annual Meeting of Stockholders.

                                  OTHER MATTERS

     So far as now known, there is no business other than that described above to be presented for action by the stockholders at the Meeting, but it is intended that the proxies will be voted upon any other matters and proposals that may legally come before the Meeting or any adjournment thereof, in accordance with the discretion of the persons named therein.

                                  ANNUAL REPORT

     All stockholders of record as of April 4, 2002 have been sent, or are concurrently herewith being sent, a copy of the Company's Annual Report for the fiscal year ended December 25, 2001. Such report contains certified consolidated financial statements of the Company and its subsidiaries for the fiscal year ended December 25, 2001.

                                            By Order of the Company,


                                            /s/ JAMES K. ZIELKE
                                            ------------------------
                                            JAMES K. ZIELKE
                                            SECRETARY

Wichita, Kansas Dated: April
12, 2002

The Company will furnish, without charge, a copy of its Annual Report on Form 10-K for the fiscal year ended December 25, 2001 (without exhibits) as filed with the Securities and Exchange Commission to stockholders of record on the Record Date who make written request therefore to James K. Zielke, C.F.O., Total Entertainment Restaurant Corp., 9300 East Central Avenue, Suite 100, Wichita, Kansas 67206.

This Proxy Statement contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this report will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

                            o FOLD AND DETACH HERE o
--------------------------------------------------------------------------------

                      TOTAL ENTERTAINMENT RESTAURANT CORP.
                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 17, 2002
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned, a stockholder of Total Entertainment Restaurant Corp., a Delaware corporation (the "Company"), does hereby appoint Dennis L. Thompson and Stephen P. Hartnett and each of them, the true and lawful attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote all of the shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the 2002 Annual Meeting of Stockholders of the Company to be held at Fox and Hound English Pub & Grille, 604 Main St., Fort Worth, TX 76102, on Friday, May 17, 2002 at 11:00 a.m. local time, or at any adjournment or adjournments thereof.

      The undersigned hereby instructs said proxies or their substitutes:

1. ELECTION OF DIRECTORS: The election of the following directors: Steven M. Johnson, Gary M. Judd, and John D. Harkey, Jr., to serve until the 2005 annual meeting of stockholders and until their successors have been duly elected and qualified.

       / / FOR                            / / WITHHOLD AUTHORITY to vote for any
                                              nominee(s), print names(s) below

                                              ----------------------------------

2. RATIFICATION OF APPOINTMENT OF AUDITORS: To ratify the appointment of KPMG LLP as the independent auditors of the Company for the fiscal year ending December 31, 2002.

       / / FOR          / / AGAINST       / / ABSTAIN

3. To amend the Company's 1997 Directors Stock Option Plan (the "Directors Plan") to approve an increase in the number of authorized shares reserved for issuance pursuant to the Plan, from 150,000 shares of Common Stock to 400,000 shares of Common Stock.

       / / FOR          / / AGAINST       / / ABSTAIN

4. DISCRETIONARY AUTHORITY: To vote with discretionary authority with respect to all other matters which may come before the Meeting.

           (Continued and to be signed and dated, on the reverse side)

                            o FOLD AND DETACH HERE o
--------------------------------------------------------------------------------




(Continued from other side)
THIS PROXY WILL BE VOTED IN ACCORDANCE WITH ANY DIRECTIONS HEREINBEFORE GIVEN. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED TO ELECT THE NOMINEES AS DIRECTORS, TO RATIFY THE APPOINTMENT OF KPMG LLP AS THE COMPANY'S INDEPENDENT AUDITORS, AND TO AMEND THE COMPANY'S 1997 DIRECTORS STOCK OPTION PLAN AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES OR PROXY WITH RESPECT TO ANY OTHER BUSINESS TRANSACTED AT THE ANNUAL MEETING.

                        The undersigned hereby revokes any proxy or proxies heretofore given and ratifies and confirms that all the proxies appointed hereby, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof. The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting and Proxy Statement, both dated April 12, 2002, and a copy of the Company's Annual Report for the fiscal year ended December 25, 2001.



                        DATED:                                            , 2002
                               -------------------------------------------

                                                                        , (L.S.)
                               -----------------------------------------

                                                                        , (L.S.)
                               -----------------------------------------
                                              Signature(s)


NOTE: Your signature should appear the same as your name appears hereon. In signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. When signing as joint tenants, all parties in the joint tenancy must sign. When a proxy is given by a corporation, it should be signed by an authorized officer and the corporate seal affixed. No postage is required if mailed in the United States.